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                                   EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)


                                                           Three months
                                                        ended December 31,
                                                     ------------------------
                                                        2003          2002
                                                     ----------  ------------

Net income (loss)                                    $    3,145  $(   30,574)
                                                     ==========  ============

Weighted average number of common
  shares outstanding                                  2,631,936    2,631,936

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                                     -            -
                                                     ----------  ------------

                                                      2,631,936    2,631,936
                                                     ==========  ============

 Net income (loss) per share:
    Basic                                            $     0.00  $(     0.01)
                                                     ==========  ============

    Diluted                                          $     0.00  $(     0.01)
                                                     ==========  ============
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Basic income (loss) per share of common stock is computed based on the average number of common shares outstanding during the period. Diluted EPS includes the potential conversion of stock options that are dilutive (no stock options were dilutive for the period ending December 31, 2003). Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares (250,000 shares at December 31, 2002) would be to decrease loss per share.





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